EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:             Robert C. Bateman, CFO of Fisher Communications, Inc. (206) 404-6776

FISHER COMMUNICATIONS ANNOUNCES THIRD QUARTER 2004 RESULTS

SEATTLE—(BUSINESS WIRE)—November 5, 2004—Fisher Communications, Inc. (Nasdaq: FSCI) today announced its financial results for the third quarter and year-to-date periods ended September 30, 2004.

Fisher Communication’s revenue in the third quarter of 2004 increased 11.1% to $40.3 million, compared to $36.2 million in the third quarter of 2003. Revenue for the nine months ended September 30, 2004 increased 7.4% to $111.5 million, compared to $103.9 million in the nine months ended September 30, 2003. The increases in revenue in the 2004 periods were primarily due to higher political advertising, as well as generally higher local advertising. “We saw strong candidate and advocacy advertising during the third quarter of 2004,” stated William W. Krippaehne Jr., President and CEO of Fisher Communications. “Though the industry has seen a general softness in other national advertising, we are beginning to see positive signs that the Northwest economy is improving, and we are pleased that ABC television network programming is showing early signs of success this season.” The Company’s two ABC-affiliated television stations in Seattle, Washington and Portland, Oregon, comprised approximately half of the Company’s total revenues in the nine months ended September 30, 2004.

Total revenues include the operations of Fisher Plaza, a communications center located near downtown Seattle that houses the Company’s Seattle broadcasting operations and its corporate headquarters. Occupancy commitments at Fisher Plaza reached 87% as of September 30, 2004, compared to 70% at December 31, 2003.

As compared to the same periods in 2003, total revenues increased in the three and nine-month periods ended September 30, 2004; however, total operating expenses decreased in the 2004 periods. These overall decreases in operating expenses were attributable to certain non-recurring general and administrative expenses incurred in 2003, including retention and pension termination expenses, as well as tight controls over expenditures. These overall declines in general and administrative expenses in the three and nine-month 2004 periods, as compared to the same periods in 2003, were offset in part by increased expenditures for the Company’s compliance with the internal control documentation and testing provisions relating to the Sarbanes-Oxley Act of 2002.

On September 20, 2004 the Company completed the private placement of $150 million of 8.625% senior notes due 2014 to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933. The Company has agreed to use commercially reasonable efforts to file a registration statement within 120 days of the issuance of the notes, with respect to an offer to exchange the notes for freely tradable notes. Interest on the notes is payable semiannually on March 15 and September 15 of each year, commencing March 15, 2005. Of the total cash proceeds of $144.5 million, net of transaction costs, $143.9 million was used to retire the Company’s broadcasting subsidiary’s credit facility and the Company’s media services subsidiary’s credit facility, and to settle the outstanding obligations under the Company’s variable forward sales transaction. On September 20, 2004, the Company also entered into a new six-year senior credit facility. No amounts were outstanding under this six-year senior credit facility at September 30, 2004.

The Company’s operating results include gains and losses from derivative instruments related directly to corporate borrowing agreements. The Company previously maintained an interest rate swap agreement under a prior debt facility; this interest rate swap terminated in the first quarter of 2004. The Company entered into a variable forward sales transaction with a financial institution in March 2002, collateralized by shares of Safeco Corporation common stock owned by the Company. On November 4, 2004 the Company terminated all remaining tranches of this variable forward sales transaction. In connection with the termination, the Company paid a cash termination fee of $16.1 million, which eliminated the accrued loss liability of $16.7 million the Company had recorded on its balance sheet as of September 30, 2004. As a result of the termination, all shares of Safeco Corporation common stock owned by the Company are now unencumbered; these shares had a market value of $137.1 million as of September 30, 2004. The Company recognized a loss of $2.7 million on derivative instruments in the third quarter of 2004, compared to a gain of $49,000 in the third quarter of 2003. For the nine months ended September 30, 2004, the Company recognized a loss of $13.2 million on derivative instruments, compared to a gain of $460,000 for the nine months ended September 30, 2003.

Net loss for the three months ended September 30, 2004 was $5.2 million, compared to a net loss of $4.3 million in the three months ended September 30, 2003. Net loss for the nine months ended September 30, 2004 was $16.5 million, compared to a net loss of $11.5 million in the nine months ended September 30, 2003.

For further information about Fisher Communications, visit the corporate website at www.fsci.com.

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Fisher Communications, Inc. is a Seattle-based integrated media company. Its 9 network-affiliated television stations, and a tenth station 50% owned by Fisher Communications, are located in Washington, Oregon, and Idaho, and its 27 radio stations broadcast in Washington and Montana. It also owns and operates Fisher Plaza, a facility located near downtown Seattle.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine months ended September 30		Three months ended September 30
(in thousands, except per-share amounts) Unaudited	2004	2003	2004	2003
Revenue	$111,517	$103,858	$40,251	$36,226

Costs and expenses
Cost of services sold	53,449	54,108	19,870	19,006
Selling expenses	20,857	19,082	7,343	6,916
General and administrative expenses	26,093	30,666	8,117	9,626
Depreciation and amortization	12,255	11,787	3,940	3,859

	112,654	115,643	39,270	39,407

Income (loss) from operations	(1,137)	(11,785)	981	(3,181)
Net gain (loss) on derivative instruments	(13,245)	460	(2,700)	49
Loss from extinguishment of long-term debt	(5,034)		(5,034)
Other income, net	2,247	5,746	780	658
Interest expense, net	(8,321)	(9,023)	(2,554)	(2,811)

Loss from continuing operations before income taxes	(25,490)	(14,602)	(8,527)	(5,285)
Benefit for federal and state income taxes	(9,121)	(5,829)	(3,315)	(2,007)

Loss from continuing operations	(16,369)	(8,773)	(5,212)	(3,278)
Loss from discontinued operations, net of income taxes	(132)	(2,758)		(1,020)

Net loss	$(16,501)	$(11,531)	$(5,212)	$(4,298)

Loss per share:
From continuing operations	$(1.90)	$(1.02)	$(0.60)	$(0.38)
From discontinued operations	(0.01)	(0.32)		(0.12)

Net loss per share	$(1.91)	$(1.34)	$(0.60)	$(0.50)

Weighted average shares outstanding	8,617	8,595	8,619	8,597

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) Unaudited	September 30 2004	December 31 2003
Assets
Current assets	$71,836	$53,525
Marketable securities, at market value	137,058	116,882
Other assets	68,017	66,435
Property, plant and equipment, net	150,502	159,843

Total assets	$427,413	$396,685

Liabilities and Stockholders’ Equity
Notes payable and current portion of long-term debt	$53	$1,526
Other current liabilities	29,818	28,780
Long-term debt, net of current maturities	150,000	127,331
Deferred income taxes	29,245	25,980
Other liabilities	33,410	25,264

Total liabilities	242,526	208,881

Stockholders’ equity, other than accumulated other comprehensive income	98,684	114,715
Accumulated other comprehensive income, net of income taxes	86,203	73,089

Total stockholders’ equity	184,887	187,804

Total liabilities and stockholders’ equity	$427,413	$396,685